EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President & CFO
(804) 287-5694

Cadmus Communications Corporation and Cenveo, Inc.

Agree to Merge

Cadmus Shareholders to Receive $24.75 Per Share in Cash

Richmond, Virginia — December 27, 2006 — Cadmus Communications Corporation (NASDAQ/GM: CDMS) and Cenveo, Inc. (NYSE: CVO) have entered into a definitive merger agreement for Cenveo to acquire Cadmus in an all-cash merger at a price of $24.75 per share. The total value of the transaction, including Cenveo’s assumption of Cadmus’ debt, is expected to be approximately $430 million at closing.

Cadmus’ board of directors unanimously approved the merger agreement and is unanimously recommending that Cadmus’ shareholders approve the transaction. The transaction, expected to close during the first calendar quarter of 2007, requires the approval of Cadmus’ shareholders and regulatory approvals and the satisfaction of certain other closing conditions contained in the merger agreement.

Bruce V. Thomas, president and chief executive officer of Cadmus, said, “Over our 22-year history, Cadmus has grown to become the leading provider of publishing services to the scientific, technical, and medical market, the fifth largest periodical printer in North America, and a leading and global provider of specialty packaging services. With this transaction, we will now become part of the third largest graphic communications company in North America. As part of this larger business, Cadmus will be positioned to reach the next level of performance and market share growth in the attractive niche markets we serve. We should now be better able to meet the growing and full service needs of Cadmus’ customers and better able to use our scale to deliver increased efficiencies and a wider service offering to our customers.”

In connection with the merger, Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas entered into a voting agreement with Cenveo pursuant to which they have agreed to vote their shares of Cadmus in favor of the merger.

Headquartered in Richmond, Virginia, Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services.

Headquartered in Stamford, Connecticut, Cenveo is one of North America’s leading providers of print and visual communications, with one-stop services from design through fulfillment. The Company’s broad portfolio of services and products include commercial printing, envelopes, labels, packaging and business documents delivered through a network of production, fulfillment and distribution facilities throughout North America.

Cadmus was advised by Deutsche Bank Securities Inc., which rendered a fairness opinion to the Cadmus Board of Directors. Willkie Farr & Gallagher LLP and Troutman Sanders LLP served as legal advisors to Cadmus on the transaction.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include expectations regarding the timing and receipt of regulatory and stockholder approval, and our ability to otherwise satisfy the conditions to closing. All such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward-looking statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions, and (12) our ability to implement and realize the expected benefits associated with our increased operations in Asia and the business opportunities available to the PeriscopeCadmus™ joint venture. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

Additional Information about the Merger and Where to Find It

Cadmus will file a proxy statement with the Securities and Exchange Commission concerning the proposed merger transaction. Holders of Cadmus common stock are urged to read the proxy statement and such other documents when they become available because they will contain important information. In addition, Cadmus and its directors and executive officers and other members of its management and its employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus with respect to the transactions contemplated by the merger agreement. Information about the directors and officers of Cadmus in the merger will be available in the proxy statement and other documents that Cadmus will file with the SEC. Investors will be able to obtain a free copy of the documents filed with the SEC by Cenveo and Cadmus at the SEC’s website http://www.sec.gov. Investors will be able to obtain a free copy of the relevant documents filed by Cadmus by contacting Paul Suijk at Cadmus at: 1801 Bayberry Court, Suite 200, Richmond, VA 23226 or online at http://www.cadmus.com/investors/.

Cadmus and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus in connection with the merger. Information about the directors and executive officers of Cadmus and their ownership of Cadmus common stock is set forth in the proxy statement, dated October 2, 2006, for Cadmus’ 2006 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the proxy statement when it becomes available.

The information on our or Cenveo’s website is not, and shall not be deemed to be, a part of this document or incorporated into other filings we make with the SEC.